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[UNITED STATES LIME & MINERALS, INC. LOGO]


                      UNITED STATES LIME & MINERALS, INC.
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                 Contact: Timothy W. Byrne
                                                                  (972) 991-8400

             UNITED STATES LIME & MINERALS, INC. REPORTS SUCCESSFUL
                          COMPLETION OF RIGHTS OFFERING



         Dallas, Texas, February 12, 2001 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported the completion of its $10 million pro-rata rights offering to existing shareholders. In the rights offering, the Company raised $10 million in additional equity capital and issued 1,818,181 shares of common stock at the subscription price of $5.50 per share. In doing so, it was able to honor in full all over-subscription requests from its shareholders. The Company's majority shareholder, Inberdon Enterprises Ltd., subscribed for its full pro-rata amount and also purchased, at the $5.50 per share subscription price, 461,005 additional shares not purchased by other shareholders in the rights offering, for a total investment of approximately $7.63 million. As a result of the rights offering, Inberdon now owns approximately 59% of the Company's voting stock.

         United States Lime and Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection, and construction industries from its plants situated in Texas, Arkansas, and Colorado.

         This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release, including without limitation statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, may be identified by words such as "will," "could," "should," "believe," "expect," "intend," "plan," "schedule," "estimate," "project, " and similar expressions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, which are based on management's current expectations and are subject to uncertainty and change. Several factors and uncertainties, known and unknown, could cause actual results to differ materially from those expected or anticipated as stated or implied herein. Detailed information about these factors and uncertainties and the Company's business and operations is contained in the Company's filings with the Securities and Exchange Commission.

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